CUSIP NO.536252109                Schedule 13G/A                    Page 1 of 12

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                      (AMENDMENT NO.________ 1__________)(1)

                          LionBRIDGE Technologies Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    536252109
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                   12/31/2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

                        (Continued on the following pages)

                              (Page 1 of 12 pages)

--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.536252109                Schedule 13G/A                    Page 2 of 12

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent International Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5      SOLE VOTING POWER
           SHARES
                                  4,340,804
                           -----------------------------------------------------
         BENEFICIALLY      6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
           OWNED BY        7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON           4,340,804
             WITH          -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,340,804
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         13.7%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.536252109                Schedule 13G/A                    Page 3 of 12

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent International Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5      SOLE VOTING POWER
           SHARES
                                  4,245,124
                           -----------------------------------------------------
         BENEFICIALLY      6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
           OWNED BY        7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON           4,245,124
             WITH          -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,245,124
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         13.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.536252109                Schedule 13G/A                    Page 4 of 12

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Euro-Italian Direct Investment Program Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5      SOLE VOTING POWER
            SHARES
                                  355,947
                           -----------------------------------------------------
         BENEFICIALLY      6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
           OWNED BY        7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON           355,947
             WITH          -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         355,947
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.536252109                Schedule 13G/A                    Page 5 of 12

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Private Equity II Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5      SOLE VOTING POWER
            SHARES
                                  2,600,078
                           -----------------------------------------------------
         BENEFICIALLY      6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
           OWNED BY        7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON           2,600,078
             WITH          -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,600,078
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.536252109                Schedule 13G/A                    Page 6 of 12

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Private Equity II-Europe Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5      SOLE VOTING POWER
            SHARES
                                  546,760
                           -----------------------------------------------------
         BENEFICIALLY      6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
           OWNED BY        7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON           546,760
             WITH          -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         546,760
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.7%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.536252109                Schedule 13G/A                    Page 7 of 12

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Private Equity II-PGGM Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5      SOLE VOTING POWER
            SHARES
                                  742,339
                           -----------------------------------------------------
         BENEFICIALLY      6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
           OWNED BY        7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON           742,339
             WITH          -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         742,339
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         2.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.536252109                Schedule 13G/A                    Page 8 of 12

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Advent Partners Limited Partnership
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
          NUMBER OF        5      SOLE VOTING POWER
            SHARES
                                  95,680
                           -----------------------------------------------------
         BENEFICIALLY      6      SHARED VOTING POWER

                                  0
                           -----------------------------------------------------
           OWNED BY        7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON           95,680
             WITH          -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         95,680
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.536252109                Schedule 13G/A                    Page 9 of 12

Item 1.

         (a) (b) This statement on Schedule 13G/A relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in LionBridge Technologies, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 950 Winter Street, Waltham, MA 02481

Item 2.

         (a)  (b) (c)      This statement is being filed by the following
entities:

              (1) Advent International Corporation, a Delaware corporation;

              (2) Advent International Limited Partnership, a Delaware limited partnership;

              (3) Advent Partners Limited Partnership, a Delaware limited partnership;

              (4) Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership;

              (5) Global Private Equity II Limited Partnership, a Delaware limited partnership;

              (6) Global Private Equity II- Europe Limited Partnership, a Delaware limited partnership;

              (7) Global Private Equity II-PGGM Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (7) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 536252109.

CUSIP NO.536252109                Schedule 13G/A                   Page 10 of 12

Item 3.           Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

Item 4.           Ownership.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of 12/31/02 of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).

                                                                                Number of Shares
                                                                 -------------------------------------------      Percentage
                                                                                 Under                             of Shares
Reporting Person                                                 Common         Warrants             Total       Outstanding
------------------------------------------------------           -----------------------------------------------------------
Advent Euro-Italian Direct Investment                              355,947          0                355,947          1.1%
Program Limited Partnership (1)
Global Private Equity II Limited                                 2,600,078          0              2,600,078          8.2%
Partnership (1)
Global Private Equity II-Europe Limited                            546,760          0                546,760          1.7%
Partnership (1)
Global Private Equity II-PGGM Limited                              742,339          0                742,339          2.3%
Partnership (1)
Advent International Limited                                     4,245,124          0              4,245,124         13.4%
Partnership (1)
Advent Partners Limited Partnership (2)                             95,680          0                 95,680          0.3%
Advent International Corporation (1)(2)                          4,340,804          0              4,340,804         13.7%

Total Group                                                      4,340,804          0              4,340,804         13.7%

         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

CUSIP NO.536252109                Schedule 13G/A                   Page 11 of 12

         (2) AIC is the General Partner of Advent Partners Limited Partnership ("APLP"). As such, AIC has the power to vote and dispose of the securities of APLP. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.536252109                Schedule 13G/A                   Page 12 of 12

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 30, 2003

Advent Euro-Italian Direct Investment Program Limited Partnership
Global Private Equity II Limited Partnership
Global Private Equity II-Europe Limited Partnership
Global Private Equity II-PGGM Limited Partnership

By:   Advent International Limited Partnership,
      General Partner
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy, Vice President*

Advent International Limited Partnership
Advent Partners Limited Partnership
By:   Advent International Corporation,
      General Partner
By:   Janet L. Hennessy, Vice President*

ADVENT INTERNATIONAL CORPORATION
By:   Janet L. Hennessy, Vice President*

*For all of the above:

/s/ Janet L. Hennessy
---------------------------------
Janet L. Hennessy, Vice President